As filed with the Securities and Exchange Commission on March 23, 2006

Registration No. 333-131826

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

THE TRIZETTO GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0761159
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

567 San Nicholas Drive, Suite 360, Newport Beach, California, 92660

(949) 719-2200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeffrey H. Margolis

Chief Executive Officer

The TriZetto Group, Inc.

567 San Nicholas Drive, Suite 360

Newport Beach, California, 92660

(949) 719-2200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

K.C. Schaaf, Esq. Christopher D. Ivey, Esq. Stradling Yocca Carlson & Rauth 660 Newport Center Drive, Suite 1600 Newport Beach, California 92660 (949) 725-4000	Christopher G. Karras, Esq. Dechert LLP Cira Centre 2929 Arch Street Philadelphia, Pennsylvania 19104 (215) 994-2412

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee (3)
Common Stock, $.001 par value per share	3,112,000	$16.62	$51,721,440	$5,534.19

(1)	Pursuant to that certain Letter Agreement, dated as of December 5, 2004, among the Registrant and the selling security holder, the Registrant is hereby registering the resale of 3,112,000 shares of its common stock issued to such security holder pursuant to the terms of such Letter Agreement. Pursuant to Rule 416 under the Securities Act, this Registration Statement also covers such additional number of shares of common stock as may be issuable upon a stock split, stock dividend or similar transaction.

(2)	The offer price is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c), using the average of the high and low prices of the Registrant’s common stock as reported on The Nasdaq National Market on March 15, 2006, which is approximately $16.62 per share.

(3)	The Registrant previously paid an aggregate registration fee of $10,605.84 in connection with the filing of this Registration Statement on February 14, 2005; therefore, no additional filing fee is required.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED MARCH 23, 2006

THE TRIZETTO GROUP, INC.

3,112,000 shares of Common Stock

($0.001 par value)

This prospectus relates to the offer and sale from time to time of up to 3,112,000 shares of our outstanding common stock beneficially owned by VA Partners, L.L.C.

The prices at which such stockholder may sell the shares in this offering will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any proceeds from the sale of the shares.

Our common stock is traded on the Nasdaq National Market under the symbol “TZIX.” On March 15, 2006, the last reported sale price for our common stock on the Nasdaq National Market was $16.75 per share.

See “ Risk Factors” beginning on page 4 to read about the risks you should consider carefully before purchasing shares of our common stock.

The information in this prospectus is not complete and may be changed. These securities may not be resold until the registration statement containing this prospectus, which has been filed with the Securities and Exchange Commission, is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the common stock offered hereby or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2006

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. Offers to sell, and offers to buy, the securities are valid only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as to the date of this prospectus, regardless of the time of delivery of the prospectus or of any sale of the securities.

ABOUT THE TRIZETTO GROUP

Our Business

The TriZetto Group, Inc. is distinctly focused on accelerating the ability of healthcare payers to lead the industry’s transformation by providing premier information technology solutions that enhance our customer’s revenue growth, increase their administrative efficiency and improve the cost and quality of care for their members. The company’s broad array of payer-focused information technology offerings include enterprise and component software, hosting and business process outsourcing services, and consulting. We combine these products and services into solutions for the healthcare payer market, which is composed primarily of national and regional health insurance plans and benefits administrators that provide transaction services to self-insured employer groups. In 2005, the health insurance plans market represented 88% of our total revenue and the benefit administration market represented 12% of total revenue. As of December 31, 2005, we were no longer providing services to physician group customers. As of December 31, 2005, we served 357 unique customers. For the year ended December 31, 2004, we generated approximately $274.6 million in revenue, $159.0 million of which was derived from recurring revenue, and net income of approximately $8.5 million, or $0.18 per share on a diluted basis. For the year ended December 31, 2005, we generated approximately $292.2 million in revenue, $160.1 million of which was derived from recurring revenue, and net income of approximately $22.0 million, or $0.48 per share on a diluted basis.

Our business areas are the following:

Enterprise and Component Software. In 2005, we derived approximately 44% of our total revenue from proprietary software license and maintenance fees. We offer enterprise software on a licensed basis to healthcare payers and benefits administrators. The Facets®, Facts™ and QicLink™ applications are leading systems in their respective markets for providing advanced solutions that create operational efficiencies and reduce costs. In 2004, we introduced our CareAdvance suite of solutions, which automates all aspects of care management. Our HealthWeb® modules allow customers to conduct electronic commerce over the Internet. Our NetworX™ suite of products allows electronic claims re-pricing across multiple provider networks for health plans and PPOs, as well as automated contract modeling. Our ClaimsExchange™ product allows for the electronic exchange of information between health plans and preferred provider organizations (“PPOs”).

In 2004, we successfully launched Facets Extended Enterprise™ (or “Facets e2™”) into the marketplace. Facets e2™ is a major expansion of our flagship Facets® software for health plans, providing significant new business and technology enhancements aimed at helping health plans meet emerging market demands, including customer driven market requirements, integrated e-business functionality, regulatory compliance, and advanced open architecture and web services technologies. During 2005, we released our QicLink Extended Enterprise™ product for the benefits administration market, which is designed to address consumer market requirements and integration e-business and provide an updated user interface for improved usability.

Outsourced Business Services. In 2005, we derived approximately 27% of our revenue from outsourced business services. Our outsourced business services fall into three categories: software hosting and management, business process outsourcing, and information technology outsourcing. Software hosting includes integrating, hosting, monitoring and managing our proprietary software applications and other software applications from third party vendors. We deliver software on a cost-predictable subscription basis, through multi-year contracts that include guaranteed service levels. Our hosted solutions free customers from capital investment in IT, the operating costs associated with owning software and hardware, and the cost of managing their information infrastructure. Other advantages include rapid deployment, reliability, scalability, lower implementation risk and preservation of legacy systems.

To complement our software hosting services, we also provide health plans and benefits administrators with transaction processing services for typical back office functions, including claims, billing and enrollment. Customers typically outsource to us for the following reasons: to improve or maintain service, for more predictable costs, to take advantage of our larger scale, to reduce risk through our performance guarantees, to gain access to our technical and healthcare business expertise, and to become HIPAA compliant.

Our full range of IT outsourcing services free clients from the responsibility of managing their technology infrastructure and staff. Our IT outsourcing services include: managing IT staff, processes and technology; desktop support and service, telecommunications, basic systems security and help desk operations; managing and operating technology infrastructure; and managing, operating and supporting software applications.

Professional Services. In 2005, we derived approximately 28% of our total revenue from professional services, primarily consisting of services associated with implementing our proprietary software, software hosting and other outsourcing contracts. As of December 31, 2005, we employed approximately 206 professional services personnel.

Corporate Information

Our company was formed in May 1997 with the merger of System One, a provider of online electronic-funds transfer technology, and Margolis Health Enterprises, a provider of technology consulting to healthcare organizations. We completed our initial public offering in October 1999 and since that time, we have completed eight acquisitions: Novalis Corporation, Finserv Health Care Systems, Inc., Healthcare Media Enterprises, Inc., Erisco Managed Care Technologies, Inc. (“Erisco”), Resource Information Management Systems, Inc. (“RIMS”), Infotrust Company, Diogenes, Inc., and CareKey, Inc.

Our executive offices are located at 567 San Nicolas Drive, Suite 360, Newport Beach, CA 92660. Our telephone number is (949) 719-2200. Our web site address is www.trizetto.com. Information contained in our web site is not incorporated into this prospectus.

RISK FACTORS

Our business faces significant risks. The risks described below may not be the only risks we face. If any of the events or circumstances described in the following risks actually occur, our business, results of operations or financial condition could suffer, and the trading price of our common stock could decline.

RISKS RELATED TO OUR BUSINESS

We have a history of operating losses and cannot predict if we will be able to sustain our positive net income.

We have generated net losses in 19 of our past 28 quarters (through December 31, 2005). We may not be able to sustain our current level of revenue or increase our revenue in the future. We currently derive our revenue primarily from providing hosted solutions, software licensing and maintenance, and other services such as consulting. We depend on the continued demand for healthcare information technology and related services. We plan to continue investing in administrative infrastructure, research and development, sales and marketing, and acquisitions. If we are not able to sustain our current levels of revenue or maintain our profitability, our operations may be adversely affected.

Revenue from a limited number of customers comprises a significant portion of our total revenue, and if these customers terminate or modify existing contracts or experience business difficulties, it could adversely affect our earnings.

As of December 31, 2005, we were providing services to 357 unique customers. Two of our customers, The Regence Group and United Healthcare, Inc., represented an aggregate of approximately 26% of our total revenue in 2005 and the same two customers each generated 10% or more of our consolidated revenues in 2005. No single customer accounted for more than 10% of our accounts receivable and consolidated revenues in 2004 and 2003.

Although we typically enter into multi-year customer agreements, a majority of our outsourcing customers are able to reduce or cancel their use of our services before the end of the contract term, subject to monetary penalties. We also provide services to some hosted customers without long-term contracts. In addition, many of our contracts are structured so that we generate revenue based on units of volume, which include the number of members, number of workstations or number of users. If our customers experience business difficulties and the units of volume decline or if a customer ceases operations for any reason, we will generate less revenue under these contracts and our operating results may be materially and adversely impacted.

Our operating expenses are relatively fixed and cannot be reduced on short notice to compensate for unanticipated contract cancellations or reductions. As a result, any termination, significant reduction or modification of our business relationships with any of our significant customers could have a material adverse effect on our business, financial condition, operating results and cash flows.

Our business is changing rapidly, which could cause our quarterly operating results to vary and our stock price to fluctuate.

Our quarterly operating results have varied in the past, and we expect that they will continue to vary in future periods. Our quarterly operating results can vary significantly based on a number of factors, such as:

•	our mix of non-recurring and recurring revenue;

•	our ability to add new customers and renew existing accounts;

•	selling additional products and services to existing customers;

•	long and unpredictable sales cycles;

•	meeting project milestones and customer expectations;

•	seasonality in information technology purchases;

•	the timing of new customer sales; and

•	general economic conditions.

Variations in our quarterly operating results could cause us to not meet the earnings estimates of securities analysts or the expectations of our investors, which could affect the market price of our common stock in a manner that may be unrelated to our long-term operating performance.

We base our expense levels in part upon our expectations concerning future revenue, and these expense levels are relatively fixed in the short-term. If we do not achieve our expected revenue targets, we may not be able to reduce our short-term spending in response. Any shortfall in revenue would have a direct impact on our results of operations.

The intensifying competition we face from both established entities and new entries in the market may adversely affect our revenue and profitability.

The market for our technology and services is highly competitive and rapidly changing and requires potentially expensive technological advances. Many of our competitors and potential competitors have significantly greater financial, technical, product development, marketing and other resources, and greater market recognition than we have. Many of our competitors also have, or may develop or acquire, substantial installed customer bases in the healthcare industry. As a result, our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion, and sale of their applications or services than we can devote.

Our competitors can be categorized as follows:

•	information technology and outsourcing companies, such as Perot Systems Corporation, IBM, Affiliated Computer Services, Computer Sciences Corporation, and Electronic Data Systems Corporation;

•	healthcare information software vendors, such as Quality Care Solutions, Inc. and Amisys Synertech Inc.;

•	healthcare information technology consulting firms, such as First Consulting Group, Inc., Superior Consultant Holdings Corporation and the consulting divisions or former affiliates of the major accounting firms, such as Deloitte Consulting and Accenture;

•	healthcare e-commerce and portal companies, such as Emdeon Corporation (formerly WebMD Corporation), NaviMedix and HealthTrio; and

•	enterprise application integration vendors such as Vitria, SeeBeyond, TIBCO, Fuego and M2.

In addition, some of our third party software vendors may compete with us from time to time by offering their software on a licensed or hosted basis. Further, other entities that do not presently compete with us may do so in the future, including major software information systems companies, financial services entities, or health plans.

We believe our ability to compete will depend in part upon our ability to:

•	maintain and continue to develop partnerships with vendors;

•	enhance our current technology and services;

•	respond effectively to technological changes;

•	introduce new technologies; and

•	meet the increasingly sophisticated needs of our customers.

Increased competition may result in price reductions, reduced gross margins and loss of market share, any of which could have a material adverse effect on our results of operations. In addition, pricing, gross margin, and market share could be negatively impacted further as a greater number of available products in the marketplace increases the likelihood that product and service offerings in our markets become more fungible and price sensitive.

Our sales cycles are long and unpredictable.

We have experienced long and unpredictable sales cycles, particularly for contracts with large customers, or customers purchasing multiple products and services. Enterprise software typically requires significant capital expenditures by customers, and the decision to outsource information technology related services is complicated and time-consuming. Major purchases by large payer organizations typically range from 9 to 12 months or more from initial contact to contract execution. The prospects currently in our pipeline may not sign contracts within a reasonable period of time or at all.

In addition, our implementation cycle has ranged from 12 to 24 months or longer from contract execution to completion of implementation. During the sales cycle and the implementation cycle, we will expend substantial time, effort, and financial resources preparing contract proposals, negotiating the contract, and implementing the solution. We may not realize any revenue to offset these expenditures, and, if we do, accounting principles may not allow us to recognize the revenue during corresponding periods, which could harm our future operating results. Additionally, any decision by our customers to delay implementation may adversely affect our revenues.

Consolidation of healthcare payer organizations and benefits administrators could decrease the number of our existing and potential customers.

There has been and continues to be acquisition and consolidation activity among healthcare payers and benefits administrators. Mergers or consolidations of payer organizations or payer organizations in the future could decrease the number of our existing and potential customers. The acquisition of a customer could reduce our revenue and have a negative impact on our results of operation and financial condition. A smaller overall market for our products and services could also result in lower revenue and margins. In addition, healthcare payer organizations are increasing their focus on consumer directed healthcare, in which consumers interact directly with health plans through administrative services provided by health plans to employer groups. These services compete with the services provided by benefits administrators and could result in additional consolidation in the benefits administration market.

Some of our significant customers may develop their own software solutions, which could decrease the demand for our products.

Some of our customers in the healthcare payer industry have, or may seek to acquire, the financial and technological resources necessary to develop software solutions to perform the functions currently serviced by our products and services. Additionally, consolidation in the healthcare payer industry could result in additional organizations having the resources necessary to develop similar software solutions. If these organizations successfully develop and utilize their own software solutions, they may discontinue their use of our products or services, which could materially and adversely affect our results of operations.

We depend on our software application vendor relationships, and if our software application vendors terminate or modify existing contracts or experience business difficulties, or if we are unable to establish new relationships with additional software application vendors, it could harm our business.

We depend, and will continue to depend, on our licensing and business relationships with third-party software application vendors. Our success depends significantly on our ability to maintain our existing relationships with our vendors and to build new relationships with other vendors in order to enhance our services and application offerings and remain competitive. Although most of our licensing agreements are perpetual or automatically renewable, they are subject to termination in the event that we materially breach such agreements. We may not be able to maintain relationships with our vendors or establish relationships with new vendors. The software, products or services of our third-party vendors may not achieve or maintain market acceptance or commercial success. Accordingly, our existing relationships may not result in sustained business partnerships, successful product or service offerings or the generation of significant revenue for us.

Our arrangements with third-party software application vendors are not exclusive. These third-party vendors may not regard our relationships with them as important to their own respective businesses and operations. They may reassess their commitment to us at any time and may choose to develop or enhance their own competing distribution channels and product support services. If we do not maintain our existing relationships or if the economic terms of our business relationships change, we may not be able to license and offer these services and products on commercially reasonable terms or at all. Our inability to obtain any of these licenses could delay service development or timely introduction of new services and divert our resources. Any such delays could materially adversely affect our business, financial condition, operating results and cash flows.

Our licenses for the use of third-party software applications are essential to the technology solutions we provide for our customers. Loss of any one of our major vendor agreements may have a material adverse effect on our business, financial condition, operating results and cash flows.

We rely on third-party software vendors for components of our software products.

Our software products contain components developed and maintained by third-party software vendors, and we expect that we may have to incorporate software from third-party vendors in our future products. We may not be able to replace the functions provided by the third-party software currently offered with our products if that software becomes obsolete, defective, or incompatible with future versions of our products or is not adequately maintained or updated. Any significant interruption in the availability of these third-party software products or defects in these products could harm the sale of our products unless and until we can secure or develop an alternative source. Although we believe there are adequate alternate sources for the technology currently licensed to us, such alternate sources may not be available to us in a timely manner, may not provide us with the same functions as currently provided to us or may be more expensive than products we currently use.

We have sustained rapid growth, and our inability to manage this growth could harm our business.

We have rapidly and significantly expanded our operations since inception and expect to continue to do so. This growth has placed, and is expected to continue to place, a significant strain on our managerial, operational, and financial resources, and information systems. If we are unable to manage our growth effectively, it could have a material adverse effect on our business, financial condition, operating results, and cash flows.

Our acquisition strategy may disrupt our business and require additional financing.

Since inception, we have made eight acquisitions. A significant portion of our historical growth has occurred through acquisitions and we may continue to seek strategic acquisitions as part of our growth strategy. We compete with other companies to acquire businesses, making it difficult to acquire suitable companies on favorable terms or at all. Acquisitions may require significant capital, typically entail many risks, and can result in difficulties integrating operations, personnel, technologies, products and information systems of acquired businesses.

We may be unable to successfully integrate companies that we have acquired or may acquire in the future in a timely manner. If we are unable to successfully integrate acquired businesses, we may incur substantial costs and delays or other operational, technical or financial problems. In addition, the integration of our acquisitions may divert our management’s attention from our existing business, which could damage our relationships with our key customers and employees.

To finance future acquisitions, we may issue equity securities that could be dilutive to our stockholders. We may also incur debt and additional amortization expenses related to goodwill and other intangible assets as a result of acquisitions. The interest expense related to this debt and additional amortization expense may significantly reduce our profitability and have a material adverse effect on our business, financial condition, operating results and cash flows. Acquisitions may also result in large one-time charges as well as goodwill and intangible assets impairment charges in the future that could negatively impact our operating results.

Our need for additional financing is uncertain as is our ability to raise capital if required.

If we are not able to sustain our positive net income, we may need additional financing to fund operations or growth. We may not be able to raise additional funds through public or private financings, at any particular point in the future or on favorable terms. Future financings could adversely affect the value of our common stock and debt securities.

Our business will suffer if our software products contain errors.

The proprietary and third party software products we offer are inherently complex. Despite our testing and quality control procedures, errors may be found in current versions, new versions or enhancements of our products. Significant technical challenges also arise with our products because our customers purchase and deploy those products across a variety of computer platforms and integrate them with a number of third-party software applications and databases. If new or existing customers have difficulty deploying our products or require significant amounts of customer support, our costs would increase. Moreover, we could face possible claims and higher development costs if our software contains undetected errors or if we fail to meet our customers’ expectations. As a result of the foregoing, we could experience:

•	loss of or delay in revenue and loss of market share;

•	loss of customers;

•	damage to our reputation;

•	failure to achieve market acceptance;

•	diversion of development resources;

•	increased service and warranty costs;

•	legal actions by customers against us which could, whether or not successful, increase costs and distract our management; and

•	increased insurance costs.

We could lose customers and revenue if we fail to meet the performance standards and other obligations in our contracts.

Many of our service agreements contain performance standards. If we fail to meet these standards or breach other material obligations under our agreements, our customers could terminate their agreements with us or require that we refund part or all of the fees charged under those agreements. The termination of any of our material services agreements and/or any associated refunds could have a material adverse effect on our business, financial condition, operating results and cash flows.

If our ability to expand our network and computing infrastructure is constrained in any way, we could lose customers and damage our operating results.

We must continue to expand and adapt our network and technology infrastructure to accommodate additional users, increased transaction volumes and changing customer requirements. We may not be able to accurately project the rate or timing of increases, if any, in the use of our hosted solutions or be able to expand and upgrade our systems and infrastructure to accommodate such increases. We may be unable to expand or adapt our network infrastructure to meet additional demand or our customers’ changing needs on a timely basis, at a commercially reasonable cost or at all. Our current information systems, procedures and controls may not continue to support our operations while maintaining acceptable overall performance and may hinder our ability to exploit the market for healthcare applications and services. Service lapses could cause our users to switch to the services of our competitors.

Performance or security problems with our systems could damage our business.

Our customers’ satisfaction and our business could be harmed if we, or our customers, experience any system delays, failures, or loss of data which could have a material adverse effect on our business, financial condition, operating results and cash flows.

Although we devote substantial resources to avoid performance problems, errors may occur. Errors in the processing of customer data may result in loss of data, inaccurate information, and delays. Such errors could cause us to lose customers and be liable for damages. We currently process substantially all of our customers’ transactions and data at our data centers in Colorado. Although we have safeguards for emergencies and we have contracted backup processing for our customers’ critical functions, the occurrence of a major catastrophic event or other system failure at any of our facilities could interrupt data processing or result in the loss of stored data. In addition, we depend on the efficient operation of telecommunication providers that have had periodic operational problems or experienced outages.

A material security breach could damage our reputation or result in liability to us. We retain confidential customer and patient information in our data centers. Therefore, it is critical that our facilities and infrastructure remain secure and that our facilities and infrastructure are perceived by the marketplace to be secure. Despite the implementation of security measures, our infrastructure may be vulnerable to physical break-ins, computer viruses, programming errors, attacks by third parties, or similar disruptive problems.

Our services agreements generally contain limitations on liability, and we maintain insurance with coverage limits of $25 million for general liability and $15 million for professional liability to protect against claims associated with the use of our products and services. However, the contractual provisions and insurance coverage may not provide adequate coverage against all possible claims that may be asserted. In addition, appropriate insurance may be unavailable in the future at commercially reasonable rates. A successful claim in excess of our insurance coverage could have a material adverse effect on our business, financial condition, operating results, and cash flows. Even unsuccessful claims could result in litigation or arbitration costs and may divert management’s attention from our existing business.

Our success depends on our ability to attract, retain and motivate management and other key personnel.

Our success will depend in large part on the continued services of management and key personnel. Competition for personnel in the healthcare information technology market is intense, and there are a limited number of persons with knowledge of, and experience in, this industry. We do not have employment agreements with most of our executive officers, so any of these individuals may terminate his or her employment with us at any time. The loss of services from one or more of our management or key personnel, or the inability to hire additional management or key personnel as needed, could have a material adverse effect on our business, financial condition, operating results, and cash flows. Although we currently experience relatively low rates of turnover for our management and key personnel, the rate of turnover may increase in the future. In addition, we expect to further grow our operations, and our needs for additional management and key personnel will increase. Our continued ability to compete effectively in our business depends on our ability to attract, retain, and motivate these individuals.

We rely on an adequate supply and performance of computer hardware and related equipment from third parties to provide services to larger customers and any significant interruption in the availability or performance of third-party hardware and related equipment could adversely affect our ability to deliver our products to certain customers on a timely basis.

As we offer our hosted solution services and software to a greater number of customers and particularly to larger customers, we may be required to obtain specialized computer equipment from third parties that can be difficult to obtain on short notice. Any delay in obtaining such equipment may prevent us from delivering large systems to our customers on a timely basis. We also may rely on such equipment to meet required performance standards. We may have no control over the resources that third parties may devote to service our customers or satisfy performance standards. If such performance standards are not met, we may be adversely impacted under our service agreements with our customers.

Any failure or inability to protect our technology and confidential information could adversely affect our business.

Our success depends in part upon proprietary software and other confidential information. The software and information technology industries have experienced widespread unauthorized reproduction of software products and other proprietary technology. We rely on a combination of copyright, patent, trademark and trade secret laws, confidentiality procedures, and contractual provisions to protect our intellectual property. However, these protections may not be sufficient, and they do not prevent independent third-party development of competitive products or services.

We execute confidentiality and non-disclosure agreements with certain employees and our suppliers, as well as limit access to and distribution of our proprietary information. The departure of any of our management and technical personnel, the breach of their confidentiality and non-disclosure obligations to us, or the failure to achieve our intellectual property objectives could have a material adverse effect on our business, results of operations and financial condition. We do not have non-compete agreements with our employees who are generally employed on an at-will basis. Therefore, we have had, and may continue to have, employees leave us and go to work for competitors. If we are not successful in prohibiting the unauthorized use of our proprietary technology or the use of our processes by a competitor, our competitive advantage may be significantly reduced which would result in reduced revenues.

Our products may infringe the intellectual property rights of others, which may cause us to incur unexpected costs or prevent us from selling our products.

We cannot be certain that our products do not infringe issued patents or other intellectual property rights of others. In addition, because patent applications in the United States and many other countries are not publicly disclosed until a patent is issued, applications covering technology used in our software products may have been filed without our knowledge. We may be subject to legal proceedings and claims from time to time, including claims of alleged infringement of the patents, trademarks and other intellectual property rights of third parties by us or our licensees in connection with their use of our products. Intellectual property litigation is expensive and time-consuming and could divert our management’s attention away from running our business and seriously harm our business. If we were to discover that our products violated the intellectual property rights of others, we would have to obtain licenses from these parties in order to continue marketing our products without substantial reengineering. We might not be able to obtain the necessary licenses on acceptable terms or at all, and if we could not obtain such licenses, we might not be able to reengineer our products successfully or in a timely fashion. If we fail to address any infringement issues successfully, we would be forced to incur significant costs, including damages and potentially satisfying indemnification obligations that we have with our customers, and we could be prevented from selling certain of our products.

Currently, we are a party to a lawsuit filed against us by McKesson Information Solutions LLC in the United States District Court for the District of Delaware alleging that we have made, used, offered for sale, and/or sold a system that infringes McKesson’s United States Patent No. 5,253,164, entitled “System And Method For Detecting Fraudulent Medical Claims Via Examination Of Services Codes.” McKesson seeks injunctive relief and monetary damages, including treble damages for willful infringement. An adverse decision in this litigation could have a material adverse effect on our financial condition and results of operations.

If our consulting services revenue does not grow substantially, our revenue growth could be adversely impacted.

Our consulting services revenue represents a significant component of our total revenue and we anticipate that it will continue to represent a significant percentage of total revenue in the future. The level of consulting services revenue depends upon the healthcare industry’s demand for outsourced information technology services and our ability to deliver products that generate implementation and follow-on consulting services revenue. Our ability to increase services revenue will depend in part on our ability to increase the capacity of our consulting group, including our ability to recruit, train and retain a sufficient number of qualified personnel.

The insolvency of our customers or the inability of our customers to pay for our services could negatively affect our financial condition.

Healthcare payers are often required to maintain restricted cash reserves and satisfy strict balance sheet ratios promulgated by state regulatory agencies. In addition, healthcare payers are subject to risks that physician groups or associations within their organizations become subject to costly litigation or become insolvent, which may adversely affect the financial stability of the payer. If healthcare payers are unable to pay for our services because of their need to maintain cash reserves or failure to maintain balance sheet ratios or solvency, our ability to collect fees for services rendered would be impaired and our financial condition could be adversely affected.

Changes in government regulation of the healthcare industry could adversely affect our business.

During the past several years, the healthcare industry has been subject to increasing levels of government regulation of, among other things, reimbursement rates and certain capital expenditures. In addition, proposals to substantially reform Medicare, Medicaid, and the healthcare system in general have been or are being considered by Congress. These proposals, if enacted, may further increase government involvement in healthcare, lower reimbursement rates, and otherwise adversely affect the healthcare industry which could adversely impact our business. The impact of regulatory developments in the healthcare industry is complex and difficult to predict, and our business could be adversely affected by existing or new healthcare regulatory requirements or interpretations.

Participants in the healthcare industry, such as our payer customers, are subject to extensive and frequently changing laws and regulations, including laws and regulations relating to the confidential treatment and secure transmission of patient medical records, and other healthcare information. Legislators at both the state and federal levels have proposed and enacted additional legislation relating to the use and disclosure of medical information, and the federal government is likely to enact new federal laws or regulations in the near future. Pursuant to the Health Insurance Portability and Accountability Act of 1996, or HIPAA, the Department of Health and Human Services, or DHHS, has issued a series of regulations setting forth security, privacy and transactions standards for all health plans, clearinghouses, and healthcare providers to follow with respect to individually identifiable health information. DHHS has issued final regulations mandating the use of standard transactions and code sets, which became effective October 16, 2003. DHHS has also issued final HIPAA privacy regulations, which required Covered Entities to be in compliance by April 14, 2003, and final HIPAA security regulations, which required Covered Entities to be in compliance by April 20, 2005. Many of our customers will also be subject to state laws implementing the federal Gramm-Leach-Bliley Act, relating to certain disclosures of nonpublic personal health information and nonpublic personal financial information by insurers and health plans.

Our payer customers must comply with HIPAA, its regulations and other applicable healthcare laws and regulations. In addition, we may be deemed to be a covered entity subject to HIPAA because we offer our customers products that convert data to a HIPAA compliant format. Accordingly, we must comply with certain provisions of HIPAA and in order for our products and services to be marketable, they must contain features and functions that allow our customers to comply with HIPAA and other healthcare laws and regulations. We believe our products currently allow our customers to comply with existing laws and regulations. However, because HIPAA and its regulations have yet to be fully interpreted, our products may require modification in the future. If we fail to offer solutions that permit our customers to comply with applicable laws and regulations, our business will suffer.

We perform billing and claims services that are governed by numerous federal and state civil and criminal laws. The federal government in recent years has imposed heightened scrutiny on billing and collection practices of healthcare providers and related entities, particularly with respect to potentially fraudulent billing practices, such as submissions of inflated claims for payment and upcoding. Violations of the laws regarding billing and coding may lead to civil monetary penalties, criminal fines, imprisonment, or exclusion from participation in Medicare, Medicaid and other federally funded healthcare programs for our customers and for us. Any of these results could have a material adverse effect on our business, financial condition, operating results and cash flows.

Federal and state consumer protection laws may apply to us when we bill patients directly for the cost of physician services provided. Failure to comply with any of these laws or regulations could result in a loss of licensure or other fines and penalties. Any of these results could have a material adverse effect on our business, financial condition, operating results, and cash flows.

In addition, laws governing healthcare payers and providers are often not uniform among states. This could require us to undertake the expense and difficulty of tailoring our products in order for our customers to be in compliance with applicable state and local laws and regulations.

Part of our business is subject to government regulation relating to the Internet that could impair our operations.

The Internet and its associated technologies are subject to increasing government regulation. A number of legislative and regulatory proposals are under consideration by federal, state, local, and foreign governments, and agencies. Laws or regulations may be adopted with respect to the Internet relating to liability for information retrieved from or transmitted over the Internet, on-line content regulation, user privacy, taxation and quality of products and services. Many existing laws and regulations, when enacted, did not anticipate the methods of the Internet-based hosted, software and information technology solutions we offer. We believe, however, that these laws may be applied to us. We expect our products and services to be in substantial compliance with all material federal, state and local laws and regulations governing our operations. However, new legal requirements or interpretations applicable to the Internet could decrease the growth in the use of the Internet, limit the use of the Internet for our products and services or prohibit the sale of a particular product or service, increase our cost of doing business, or otherwise have a material adverse effect on our business, results of operations and financial condition. To the extent that we market our products and services outside the United States, the international regulatory environment relating to the Internet and healthcare services could also have an adverse effect on our business.

Increased leverage as a result of a recent offering of convertible senior notes may harm our financial condition and results of operations.

On October 5, 2005, we completed a private placement of $100 million aggregate principal amount of our 2.75% Convertible Senior Notes due 2025 (the “Notes”). The indebtedness under the Notes constitutes senior unsecured obligations and will rank equally with all of our existing and future unsecured indebtedness. The Notes were issued pursuant to an Indenture dated October 5, 2005 (the “Indenture”) with Wells Fargo Bank, National Association, as trustee. As adjusted to include the Notes, our total consolidated long-term debt as of December 31, 2005 was approximately $100.0 million. In addition, the Indenture does not restrict our ability to incur additional indebtedness, and we may choose to incur additional debt in the future.

Our level of indebtedness could have important consequences to you, because:

•	it could affect our ability to satisfy our debt obligations;

•	a substantial portion of our cash flows from operations will have to be dedicated to interest and principal payments of our debt obligations and may not be available for operations, expansion, acquisitions or other purposes;

•	it may impair our ability to obtain additional financing in the future;

•	it may limit our flexibility in planning for, or reacting to, changes in our business and industry; and

•	it may make us more vulnerable to downturns in our business, our industry or the economy in general.

Our ability to make payments of principal and interest on our indebtedness depends upon our future performance, which will be subject to our success in marketing our products and services, general economic conditions and financial, business and other factors affecting our operations, many of which are beyond our control. If we are not able to generate sufficient cash flow from operations in the future to service our indebtedness, we may be required, among other things:

•	to seek additional financing in the debt or equity markets;

•	to refinance or restructure all or a portion of our indebtedness;

•	to sell assets; and/or

•	to reduce or delay planned expenditures on research and development and/or commercialization activities.

Such measures might not be sufficient to enable us to service our debt. In addition, any such financing, refinancing or sale of assets might not be available on economically favorable terms or at all.

We have certain repurchase and payment obligations under the Notes and we may not be able to repurchase such Notes or pay the amounts due upon conversion of such Notes when necessary.

On each of October 1, 2010, 2015 and 2020, holders of certain of the Notes may require us to purchase, for cash, all or a portion of their Notes at 100% of their principal amount, plus any accrued and unpaid interest. If a fundamental change occurs, as defined in the Indenture, including a change in control transaction, holders of such Notes may also require us to repurchase, for cash, all or a portion of their Notes. In addition, upon conversion of such Notes if we have made an irrevocable election to settle conversion in cash, we would be required to satisfy our conversion obligation up to the principal amount of the Notes in cash. Our ability to repurchase the Notes and settle the conversion of the Notes in cash is effectively subordinated to our senior credit facility and may be limited by law, by the Indenture, by the terms of other agreements relating to our senior debt and by indebtedness and agreements that we may enter into in the future which may replace, supplement or amend our existing or future debt. Our failure to repurchase the Notes or make the required payments upon conversion would constitute an event of default under the Indenture, which would in turn constitute a default under the terms of our senior credit facility and other indebtedness at that time.

RISKS RELATED TO OUR COMMON STOCK

Our common stock price has been, and may continue to be, volatile and our shareholders may not be able to resell shares of our stock at or above the price paid for such shares.

The price for shares of our common stock has exhibited high levels of volatility with significant volume and price fluctuations, which makes our common stock unsuitable for many investors. For example, for the year ended December 31, 2005, the price of our common stock ranged from a high of $17.33 to a low of $8.05. The fluctuations in the price of our common stock have occasionally been unrelated to our operating performance. These broad fluctuations may negatively impact the market price of shares of our common stock. The price of our common stock has also been influenced by:

•	fluctuations in our results of operations or the operations of our competitors or customers;

•	failure of our results of operations to meet the expectations of stock market analysts and investors;

•	changes in stock market analyst recommendations regarding us, our competitors or our customers; and

•	the timing and announcements of new products or financial results by us or our competitors.

Future issuances of common stock, as well as registration of the shares hereunder, may depress the trading price of our common stock.

Any future issuance of equity securities, including the issuance of shares upon conversion of the Notes, could dilute the interests of our existing stockholders, and could substantially decrease the trading price of our common stock. We may issue equity securities in the future for a number of reasons, including to finance our operations and business strategy, to adjust our ratio of debt to equity, to satisfy our obligations upon the exercise of outstanding warrants or options or for other reasons. Additionally, although the Selling Stockholder is subject to certain lock-up restrictions as described in the Plan of Distribution section below, the registration of up to 3,112,000 shares of common stock under the registration statement of which this prospectus is a part that were previously unavailable to be publicly traded, may depress the trading price of our common stock.

Our stockholder rights plan and charter documents could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our shareholders.

Our stockholder rights plan and certain provisions of our certificate of incorporation and Delaware law are intended to encourage potential acquirers to negotiate with us and allow our board of directors the opportunity to consider alternative proposals in the interest of maximizing shareholder value. However, such provisions may also discourage acquisition proposals or delay or prevent a change in control, which in turn, could harm our stock price.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that have been made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “forecasts,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of such terms and other comparable terminology. These forward-looking statements may include statements about future revenues, profits, financial results, the market for TriZetto’s services, future service offerings, industry trends, client and partner relationships, TriZetto’s operational capabilities, future financial structure and uses of cash or proposed transactions.

Actual results may differ materially from those stated in any forward-looking statements based on a number of factors, including:

•	the effectiveness of TriZetto’s implementation of its business plan;

•	the market’s acceptance of TriZetto’s new and existing products and services;

•	the timing of new bookings;

•	risks associated with management of growth;

•	reliance on third parties to supply key components of TriZetto’s services;

•	attraction and retention of employees;

•	variability of quarterly operating results;

•	competitive factors;

•	risks associated with acquisitions;

•	changes in demand for third party products or solutions which form the basis of TriZetto’s service and product offerings;

•	financial stability of our customers;

•	the ability of TriZetto to accurately forecast based on existing data, projections, and market conditions;

•	the success of any third party infringement suit made against us;

•	the ability of TriZetto to meet its contractual obligations to customers, including service level and disaster recovery commitments; and

•	changes in government laws and regulations and risks associated with rapidly changing technology.

In addition you should consider the other risks identified in the section of this prospectus entitled “Risk factors” and our SEC filings, including, but not limited to, our annual report on Form 10-K and quarterly reports on Form 10-Q. These forward-looking statements are only predictions. These factors may cause our actual events to differ materially from any forward-looking statement. We do not undertake to update any forward-looking statement.

USE OF PROCEEDS

The proceeds from the sale of the selling stockholder’s common stock will belong to that selling stockholder. We will not receive any proceeds from such sales.

DIVIDEND POLICY

We have never paid cash dividends on our common stock. We currently anticipate that we will retain earnings, if any, to support operations and to finance the growth and development of our business and do not anticipate paying cash dividends in the foreseeable future. The payment of cash dividends by us is restricted by our senior credit facility, which contain restrictions prohibiting us from paying any cash dividends without the lender’s prior approval.

PRICE RANGE OF OUR COMMON STOCK

Our common stock has been traded on the NASDAQ National Market under the symbol “TZIX” since October 8, 1999.

The following table shows the high and low closing prices of our common stock as reported on the NASDAQ National Market for the periods indicated:

Quarters Ended	High	Low
March 31, 2006 (through March 15, 2006)	$19.15	$16.44
December 31, 2005	$17.33	$13.09
September 30, 2005	$17.21	$14.12
June 30, 2005	$14.34	$8.80
March 31, 2005	$9.48	$8.05
December 31, 2004	$9.50	$5.90
September 30, 2004	$7.28	$5.63
June 30, 2004	$8.05	$6.39
March 31, 2004	$7.80	$6.15

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 95,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of preferred stock, $0.001 par value.

Common Stock

As of March 13, 2006, there were 42,794,256 shares of common stock outstanding held by approximately 135 holders of record based on the records of our transfer agent. Holders of common stock are entitled to one vote per share on all matters to be voted upon by stockholders. In accordance with Delaware law, the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum) shall be the act of the stockholders. The shares of common stock have no preemptive rights, no redemption or sinking fund provisions, and are not liable for further call or assessment. The holders of common stock are entitled to receive dividends when and as declared by the board of directors out of funds legally available for dividends.

Upon a liquidation of the company, our creditors will be paid before any distribution to holders of our common stock. Subject to rights of any shares of preferred stock then outstanding, the holders of common stock would be entitled to receive a pro rata distribution per share of any excess amount.

Preferred Stock

Our amended and restated certificate of incorporation empowers the board of directors to issue up to 5,000,000 shares of preferred stock from time to time in one or more series. The board of directors also may fix the designation, privileges, preferences and rights and the qualifications, limitations and restrictions of those shares, including dividend rights, conversion rights, voting rights, redemption rights, terms of sinking funds, liquidation preferences and the number of shares constituting any series or the designation of the series. Terms selected could decrease the amount of earnings and assets available for distribution to holders of our common stock or adversely affect the rights and power, including voting rights, of the holders of our common stock without any further vote or action by the stockholders. The rights of holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued by us in the future. In 2000, our board of directors designated 1,000,000 shares of preferred stock as Series A junior participating preferred stock in connection with the adoption of our stockholder rights plan, as described below.

Stockholder Rights Plan

On September 25, 2000, our board of directors adopted a stockholder rights plan, pursuant to which it declared a dividend of one preferred share purchase right for each outstanding share of common stock. The description and terms of these rights are set forth in a Rights Agreement, dated October 19, 2000, as amended, between TriZetto and U.S. Stock Transfer Corporation, as rights agent. The rights trade with, and are inseparable from, the common stock. Each right will allow its holder to purchase from us one one-hundredth of a share of new Series A junior participating preferred stock for $75.00 once the rights become exercisable.

The rights will not be exercisable until:

•	10 days after the public announcement that a person or group has become an “acquiring person” by obtaining beneficial ownership of 15% or more of the outstanding shares of common stock (excluding specified existing stockholders holding more than 15% of the outstanding common stock); or

•	if earlier, 10 business days (or a later date determined by the board of directors before any person or group becomes an acquiring person) after a person or group begins a tender or exchange offer which, if completed, would result in that person or group becoming an “acquiring person.”

The date when the rights become exercisable is referred to as the distribution date. Until that date, the common stock certificates will also evidence the rights, and any transfer of shares of common stock will constitute a transfer of rights. After that date, the rights will separate from the common stock and be evidenced by book-entry credits or by rights certificates that we will mail to all eligible holders of common stock. Any rights held by an acquiring person are void and may not be exercised. The board of directors may reduce the threshold at which a person or group becomes an acquiring person from 15% to not less than 10% of the outstanding common stock, but any such reduction in the threshold will not cause a person or a group to become an acquiring person by the lowering of the threshold below the percentage that such person or group already owns.

If a person or group becomes an acquiring person, all holders of rights except the acquiring person may, for $75.00 per share, purchase shares of common stock with a market value of $150.00, based on the market price of the common stock prior to such acquisition.

If we are later acquired in a merger or similar transaction after the distribution date, all holders of rights except the acquiring person may, for $75.00, purchase shares of the acquiring corporation with a market value of $150.00 based on the market price of the acquiring corporation’s stock, prior to such merger.

Each one one-hundredth of Series A junior participating preferred stock, if issued:

•	will not be redeemable;

•	will entitle holders to quarterly dividend payments equal to the dividend paid on one share of common stock;

•	will entitle holders upon liquidation either to receive $1 per one one-hundredth interest of a share of Series A junior participating preferred stock or an amount equal to the payment made on one share of common stock, whichever is greater;

•	will have the same voting power as one share of common stock; and

•	if shares of common stock are exchanged via merger, consolidation, or a similar transaction, will entitle holders to a per share payment equal to the payment made on one share of common stock.

The value of one one-hundredth interest in a share of Series A junior participating preferred stock should approximate the value of one share of common stock.

The board of directors may redeem the rights for $0.001 per right at any time before any person or group becomes an acquiring person. If the board of directors redeems any rights, it must redeem all of the rights. Once the rights are redeemed, the only right of the holders of rights will be to receive the redemption price of $0.001 per right. The redemption price will be adjusted if we effect a stock split or stock dividend of common stock.

After a person or group becomes an acquiring person, but before an acquiring person owns 50% or more of the outstanding shares of common stock, the board of directors may extinguish the rights by exchanging one share of common stock or an equivalent security for each right, other than rights held by the acquiring person.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a summary of certain material U.S. federal income tax considerations relating to the purchase, ownership and disposition of our common stock applicable to “non-U.S. holders” as we define that term below other than a non-U.S. holder that owns, or has owned, actually or constructively, more than 5% of our common stock. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the Internal Revenue Service will agree with such statements and conclusions.

The term “non-U.S. holder” means a beneficial owner of our common stock that, for U.S. federal income tax purposes, is not a partnership, or any other entity taxable as a partnership for U.S. federal income tax purposes, or any of the following:

•	an individual citizen or resident of the U.S.;

•	a corporation or other entity taxable as a corporation for U.S. federal income tax purposes created or organized in the U.S. or under the laws of the U.S., any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

This summary is limited to holders who hold our common stock as a capital asset. This summary also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances and is not applicable to certain former citizens or long-term residents of the U.S.

If a partnership, or entity treated as a partnership for U.S. federal income tax purposes, holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our common stock, you should consult your own tax advisor.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our common stock arising under the federal estate or gift tax rules or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Distributions on Common Stock

If we make cash or other property distributions on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our earnings and profits will constitute a return of capital that will first be applied against and reduce the non-U.S. holder’s adjusted tax basis in our common stock, but not below zero. Any remaining excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under “Gain on Disposition of Common Stock” below.

Dividends paid to a non-U.S. holder that are not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States will generally be subject to withholding of U.S. federal income tax at the rate of 30%, or if a tax treaty applies, a lower rate specified by the treaty. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States and, if an income tax treaty applies, are attributable to a permanent establishment in the United States, are taxed on a net income basis at the regular graduated U.S. federal income tax rates in much the same manner as if the non-U.S. holder were a “U.S. person,” as defined under the Code. In such cases, we will not have to withhold U.S. federal income tax if the non-U.S. holder complies with applicable certification requirements, discussed below. In addition, if the non-U.S. holder is a corporation, a “branch profits tax” equal to 30% (or lower applicable treaty rate) may be imposed on a portion of its effectively connected earnings and profits for the taxable year. Non-U.S. holders should consult any applicable tax treaties that may provide for different rules.

To claim the benefit of a tax treaty or an exemption from withholding because the dividends are effectively connected with the conduct of a trade or business in the United States, a non-U.S. holder must either provide us or their agent a properly executed IRS Form W-8BEN or successor form (claiming an exemption from or reduction in withholding under an applicable U.S. income tax treaty) or Form W-8ECI or successor form (claiming the dividends are effectively connected with the conduct of a U.S. trade or business) before the payment of dividends. These forms must be periodically updated. Non-U.S. holders may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund.

Gain on Disposition of Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax or any withholding thereof with respect to gain recognized on a sale or other disposition of our common stock unless one of the following applies:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if an income tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; in these cases, the non-U.S. holder will generally be taxed on its net gain derived from the disposition at the regular graduated U.S. federal income tax rates in much the same manner as if the non-U.S. holder were a U.S. person and, if the non-U.S. holder is a foreign corporation, the “branch profits tax” described above may also apply;

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and meets certain other requirements; in this case, the non-U.S. holder will be subject to U.S. federal income tax at a rate of 30% (or a reduced rate under an applicable treaty) on the amount by which capital gains (including gain recognized on a sale or other disposition of our common stock) allocable to U.S. sources exceed capital losses allocable to U.S. sources; or

•

our common stock constitutes a “United States real property interest” by reason of our status as a “United States real property holding corporation,” or a USRPHC, for U.S. federal income tax purposes at any time during the shorter of the 5-year period ending on the date you dispose of our common stock or the period you held our common stock, or the applicable period. The determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other business assets. We believe that we are currently not and do not anticipate becoming a USRPHC. However, there is no assurance that our determination is correct or that we will not become a USRPHC in the future as a result of a change in our assets or operations. Even if we were, or were to become, a USRPHC generally no adverse tax consequences would apply to you if you hold, directly and indirectly, at all times during the applicable period, five percent or less of our common stock, provided that our common stock is regularly traded on an established securities market.

Backup Withholding and Information Reporting

In general, you will not be subject to backup withholding and information reporting with respect to payments that we make to you, provided that we do not have actual knowledge or reason to know that you are a U.S. person and you have given us an appropriate statement certifying, under penalties of perjury, that you are not a U.S. person. The certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid the backup withholding tax as well. In addition, you will not be subject to backup withholding or information reporting with respect to the proceeds of the sale of a share of common stock within the U.S. or conducted through certain U.S.-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a U.S. person or you otherwise establish an exemption. However, we may be required to report annually to the Internal Revenue Service and to you the amount of, and the tax withheld with respect to, any dividends paid to you, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which you reside.

You generally will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax liability provided that the required information is furnished to the Internal Revenue Service in a timely manner.

Individual non-U.S. holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the common stock will be treated as U.S. situs property subject to U.S. federal estate tax.

SELLING STOCKHOLDER

Pursuant to that certain Letter Agreement, dated as of December 5, 2004, we issued 6,600,000 shares of common stock to the selling stockholder listed below, 600,000 of which we repurchased in September 2005. Pursuant to the Letter Agreement, we agreed to file a registration statement of which this prospectus is a part with the Securities and Exchange Commission to register the resale of the shares of our common stock we issued to the selling stockholder and to keep the registration statement effective until the earlier of the date on which the shares registered hereunder are sold, the date on which the shares registered hereunder can be sold without registration and without restriction as to the number of shares that may be sold, or the second anniversary of the date on which the shares were issued.

The following table sets forth: (1) the name of the selling stockholder for whom we are registering the resale of shares under this registration statement; (2) the number of shares of our common stock owned by such selling stockholder prior to this offering; (3) the number of shares of our common stock being offered pursuant to this prospectus; and (4) the number of shares, and (if one percent or more) the percentage of the total outstanding shares, of our common stock owned by such selling stockholder after this offering. We prepared this table based on the information supplied by the selling stockholder on a Schedule 13D filed with the Securities and Exchange Commission, and we have not sought to verify such information. The number of shares of common stock being offered by the selling stockholder pursuant to this prospectus consists solely of those shares of common stock issued in connection with the Letter Agreement.

Name of Selling Stockholder	Common Stock Owned Prior to the Offering(1)	Common Stock Being Offered Pursuant to this Prospectus	Common Stock Owned Upon Completion of the Offering(2)	Percentage of Common Stock Owned After Completion of the Offering(2)
VA Partners, L.L.C.	3,112,000	3,112,000	0	—

(1)	Includes shares beneficially owned by Value Act Capital Master Fund, L.P. (“Value Act Master Fund”). VA Partners, L.L.C. is the General Partner of Value Act Master Fund. Jeffrey W. Ubben, George F. Hamel, Jr. and Peter H. Kamin are each Managing Members and controlling persons of VA Partners, L.L.C. and, as a result, may be deemed to be beneficial owners of such shares.

(2)	The table above assumes the sale by the selling stockholder of all of its shares of common stock available for resale under this prospectus and that the selling stockholder will not acquire additional shares of common stock before the completion of the offering. Certain shares of the selling stockholder’s common stock are subject to a lock-up restrictions as described in the Plan of Distribution section below. Neither the selling stockholder nor any of its affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years.

There can be no assurance that any of the shares offered hereby will be sold. Information concerning the selling stockholder may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary.

PLAN OF DISTRIBUTION

General

The selling stockholder may, from time to time, sell any or all of its shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder will act independently of us in making decisions regarding the timing, manner and size of each sale. The selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the date of this prospectus;

•	agreements with broker-dealers to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholder may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as a principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholder. The selling stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling stockholder may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment or supplement to this prospectus under Rule 424(b), if required, or under other applicable provisions of the Securities Act and the rules and regulations promulgated thereunder, amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholder also may transfer the shares of common stock in other circumstances, in which case the transferees, donees, or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment or supplement to this prospectus under Rule 424(b), if required, or under other applicable provisions of the Securities Act and the rules and regulations promulgated thereunder, amending the list of selling stockholders to include the transferee, donee or other successors in interest as selling stockholders under this prospectus.

The selling stockholder and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration and distribution of the shares of common stock, other than underwriting discounts and commissions. We estimate these fees and expenses will be approximately $200,000.

The selling stockholder has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by the selling stockholder. If we are notified by the selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, we will, if required, file a supplement to this prospectus. If the selling stockholder uses this prospectus for any sale of the shares of common stock, it will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholder.

Lock-Up Agreement

VA Partners, L.L.C., on behalf of ValueAct Capital Master Fund, has agreed that with respect to 3,000,000 shares of common stock covered by this prospectus (the “Restricted Shares”), without the prior written consent or waiver from TriZetto (after taking into consideration market conditions), it will not, directly or indirectly, during the period commencing on the date of this prospectus and ending:

•	on the earlier of 120 days after the date of this prospectus and July 31, 2006, with respect to 1,500,000 shares of our common stock covered by this prospectus; and

•	on the earlier of 240 days after the date of this prospectus and November 30, 2006, with respect to an additional 1,500,000 shares of our common stock covered by this prospectus,

offer, sell, contract to sell, pledge or otherwise dispose of, or enter into any swap, hedge, or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of, the Restricted Shares.

None of the foregoing restrictions apply to an additional 112,000 shares of our common stock beneficially owned by the selling stockholder that are covered by this prospectus.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Stradling Yocca Carlson & Rauth, a Professional Corporation, Newport Beach, California.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2005, and management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2005, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule and management’s assessment are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

INCORPORATION BY REFERENCE

We disclose important information to you by referring you to documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus. We incorporate by reference the documents listed below into this prospectus, and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until we terminate this offering. We hereby incorporate by reference the following documents:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as amended, filed with the SEC on February 17, 2006;

•	our Current Reports on Form 8-K, filed with the SEC on January 29, 2006, January 31, 2006, February 9, 2006, February 17, 2006 and March 10, 2006; and

•	the description of our capital stock contained in our registration statement on Form 8-A filed with the SEC on October 1, 1999, including any amendment or report filed for the purpose of updating such description.

Information furnished to the SEC under Item 2.02 or Item 7.01 in Current Reports on Form 8-K, and any exhibits relating to such information, filed prior to, on or subsequent to the date of this prospectus is not incorporated by reference into this prospectus, unless specifically stated otherwise.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus is modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded does not, except as so modified or superseded, constitute a part of this prospectus.

We will provide without charge to each person to whom a copy of this prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the foregoing documents incorporated by reference herein, including exhibits specifically incorporated by reference in such documents but excluding all other exhibits to such documents. Requests should be made to:

The TriZetto Group, Inc.

567 San Nicolas Drive, Suite 360

Newport Beach, California 92660

Attention: Investor Relations

(800) 569-1222

WHERE YOU CAN FIND MORE INFORMATION

We have filed a Registration Statement on Form S-3, including amendments thereto, relating to the common stock offered by this prospectus, with the SEC. This prospectus, which constitutes a part of this Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules which are part of this Registration Statement. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to us and the shares of common stock offered hereby, reference is made to such Registration Statement, exhibits and schedules.

We also file annual, quarterly and current reports and other information with the SEC. You may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. All reports filed by us with the SEC are also available free of charge via EDGAR through the SEC website at http://www.sec.gov. In addition, we provide copies of our Forms 8-K, 10-K, 10-Q, Proxy and Annual Report at no charge to investors upon request and make electronic copies of our most recently filed reports available through our website at http://www.trizetto.com as soon as reasonably practicable after filing such material with the SEC.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth all costs and expenses payable by us in connection with the sale of the securities being registered hereunder. All of the amounts shown are estimates except for the SEC registration fee.

To be paid by TriZetto
SEC registration fee	$10,605
Printing expenses	$20,000
Legal fees and expenses	$75,000
Accounting fees and expenses	$75,000
Miscellaneous expenses	$19,395
Total	$200,000

Item 15.	Indemnification of Directors and Officers

Our Bylaws provide that we shall indemnify our directors and officers and may indemnify our employees and other agents to the fullest extent permitted by the General Corporation Law of the State of Delaware (the “DGCL”). We believe that indemnification under our Bylaws covers at least negligence and gross negligence by indemnified parties, and permits us to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification. We maintain liability insurance for our officers and directors.

In addition, our Certificate of Incorporation provides that, pursuant to the DGCL, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty to us and our stockholders. This provision in the Certificate of Incorporation does not eliminate the directors’ fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under the DGCL. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under the DGCL. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

We have entered into separate indemnification agreements with our directors and officers. These agreements require us, among other things, to indemnify them against liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from actions not taken in good faith or in a manner the indemnitee believed to be opposed to our best interests), and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.	Exhibits

Exhibit Number	Description
4.1	Letter Agreement, dated December 5, 2004, between TriZetto and VA Partners, L.L.C. (incorporated by reference to Exhibit 10.51 of TriZetto’s Form 10-K as filed with the SEC on February 14, 2005, File No. 000-27501).

5.1	Opinion of Stradling Yocca Carlson & Rauth.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Stradling Yocca Carlson & Rauth (see Exhibit 5.1).

24.1	Power of Attorney*

*	Previously filed

Item 17.	Undertakings

(a) The TriZetto Group, Inc. hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

Provided however, That:

Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B (230.430B of this chapter):

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on the 23rd day of March, 2006.

THE TRIZETTO GROUP, INC.

By:	/s/ Jeffrey H. Margolis
Jeffrey H. Margolis
Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the date indicated.

Signature	Title	Date

/s/ Jeffrey H. Margolis Jeffrey H. Margolis	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	March 23, 2006

/s/ James C. Malone James C. Malone	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	March 23, 2006

/s/ Lois A. Evans* Lois A. Evans	Director	March 23, 2006

/s/ Thomas B. Johnson* Thomas B. Johnson	Director	March 23, 2006

/s/ L. William Krause* L. William Krause	Director	March 23, 2006

/s/ Paul F. LeFort* Paul F. LeFort	Director	March 23, 2006

/s/ Donald J. Lothrop* Donald J. Lothrop	Director	March 23, 2006

/s/ Jerry P. Widman* Jerry P. Widman	Director	March 23, 2006

*By:	/s/ Jeffrey H. Margolis
Jeffrey H. Margolis, Attroney-In-Fact